Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Independent Registered Public Accountant” within the Prospectus, and “Independent Registered Public Accounting Firm and Legal Counsel” within Statement of Additional Information and to the inclusion of our reports dated December 19, 2014 with respect to the financial statements of Cross Shore Discovery Fund, Ltd. for the fiscal years ended June 30, 2013 and June 30, 2014, respectively, and the inclusion of our report dated December 29, 2014 with respect to the Statement of Assets and Liabilities as of December 1, 2014 and Statement of Operations for the period May 21, 2014 (date of organization) to December 1, 2014 of Cross Shore Discovery Fund, included in Pre-Effective Amendment No. 2 to the Registration Statement (Form N-2, No. 333-196691) of Cross Shore Discovery Fund.

New York, New York

January 26, 2015